Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-183899, 333-166843, 333-190045) on Form S-3 and (Nos. 333-184959, 333-28055, 333-18625, 333-20765, 333-125393, 333-174775, 333-188763, 333-188764, 333-208752) on Form S-8 of Streamline Health Solutions, Inc. of our report dated April 20, 2016, relating to our audit of the consolidated financial statements and the financial statement schedule, which appears in this Annual Report on Form 10-K of Streamline Health Solutions, Inc. for the year ended January 31, 2016.
/s/ RSM US LLP
Atlanta, Georgia
April 20, 2016